UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 22, 2006
Asyst Technologies, Inc.
(Exact Name of Registrant, as Specified in Charter)

California	000-22430	94-2942251
(State or Other	(Commission File	(IRS Employer
Jurisdiction	Number)	Identification Number)
of Incorporation)

46897 Bayside Parkway,
Fremont,
California		94538
(Address of Principal		(Zip Code)
Executive Offices)
Registrant’s telephone number, including area code: (510) 661-5000
Not Applicable
(Former Name or Address if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     Purchase of shares in ASI
     Background. On October 16, 2002, Asyst Technologies, Inc. (“Asyst”) acquired for cash a 51% equity interest in Asyst Shinko Inc. (“ASI”) as a joint venture in Japan with Shinko Electric Co., Ltd. (“Shinko”). ASI manufactures, sells and supports automated material handling systems (“AMHS”) with principal operations in Tokyo and Ise, Japan. Under the joint venture agreement, Asyst acquired its equity interest through its majority-owned subsidiary Asyst Japan Inc. (“AJI”). Shinko contributed its AMHS business and associated personnel and intellectual property and retained the remaining 49% interest.
     Asyst currently has two reportable segments: (1) the AMHS segment, which consists principally of the entire ASI operations, and (2) the Fab Automation segment, which includes interface products, substrate-handling robotics, auto-ID systems, sorters and connectivity software and service products.
     Share Purchase Agreement. On June 22, 2006, Asyst and AJI entered into a Share Purchase Agreement to acquire from Shinko the remaining ASI shares not already owned by AJI. At the closing under the Share Purchase Agreement, and subject to the other provisions of the agreement, AJI agrees to purchase from Shinko shares representing 44.1% of the outstanding capital stock of ASI for a cash price of JPY 11.7 billion (approximately US$102 million at the June 22 exchange rate). This purchase would increase Asyst’s consolidated ownership of ASI to 95.1% at closing. AJI’s purchase of shares is subject to customary closing conditions. This purchase is expected to close in July 2006.
     At any time as of the first anniversary of the closing, and subject to the other provisions of the agreement, either Shinko or AJI may give notice to the other calling for AJI to purchase from Shinko shares representing the remaining 4.9% of outstanding capital stock of ASI for a fixed payment of JPY 1.3 billion (approximately US$11 million at the June 22 exchange rate).
     The Share Purchase Agreement provides for the resignation of an ASI director affiliated with Shinko at the closing, certain dividend payments to Shinko while it retains an equity interest in ASI, and other terms relating to the transaction and the continuing relationship between ASI and Shinko. The parties anticipate that Shinko will continue to be a principal parts supplier to ASI following the closing. As part of the agreement, the parties also confirmed continuing cross licenses provided at the time of the joint venture to certain patents and other intellectual property used in their respective businesses. The agreement also provides for a termination payment of JPY 300 million due from AJI to Shinko (or approximately US$ 2.6 million at the June 22 exchange rate) in the event all conditions are met but AJI nonetheless fails to close the transaction with Shinko.
     See Item 2.03 below for a description of the financing arrangement relating to the Share Purchase Agreement, which description is also incorporated in this Item 1.01.
     Upon the completion of the initial share purchase described above, the parties have agreed to terminate the Shareholders Agreement between Shinko and AJI, dated as of May 24, 2002, as amended by Amendment No. 1 dated as of October 16, 2002 (previously included by Asyst as exhibits to its Forms 10-Q filed on November 11, 2002 and February 11, 2003). The principal effect of this termination will be to end Shinko’s rights to appoint members of ASI’s board of directors, to appoint or remove ASI’s president, and to approve via its director nominees various operational decisions or other matters set forth in the shareholders agreement. There is no monetary or other cost of termination beyond the consideration payable under the Share Purchase Agreement and transaction costs.
     Asyst, its officers, directors, and affiliates, and associates of its officers or directors, do not have any material relationship with Shinko, other than the Share Purchase Agreement and other matters described above.

Item 1.02 Termination of a Material Definitive Agreement.
     See Item 1.01 concerning termination of the Shareholders Agreement between Shinko and AJI, and Item 2.03 concerning termination of Asyst’s credit agreement with Comerica Bank, which information is hereby incorporated by reference in this Item 1.02.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On June 22, 2006, Asyst entered into a Credit Agreement with Bank of America, N.A., as Administrative Agent, and Banc of America Securities LLC, as Lead Arranger and Book Manager, and the other parties to the agreement. The $115,000,000 senior secured credit facility under this agreement consists of a $100,000,000 revolving credit facility, including a $20 million sublimit for letters of credit and $10 million sublimit for swingline loans, and a $15,000,000 term loan facility. The credit agreement will terminate and all amounts outstanding will be due 3 years after the credit agreement closing date (provided that Asyst’s outstanding 5 3/4% convertible subordinated notes due July 3, 2008, are redeemed or repurchased, or the maturity of the notes extended, on terms reasonably satisfactory to the administrative agent on or before March 31, 2008; otherwise, amounts outstanding under the credit agreement will be due on March 31, 2008).
     Interest on the credit facility is based on the applicable margin plus either (i) LIBOR (or such other indices as may be agreed upon), or (ii) for dollar-denominated loans only, the higher of (a) the Bank of America prime rate, or (b) the Federal Funds rate plus 0.50%. The applicable margin ranges from 1% to 2.75%, depending on various factors set forth in the credit agreement. The agreement also requires a range of commitment, letter of credit and other fees.
     The credit agreement is a direct obligation of Asyst and its direct and indirect subsidiaries, and is guaranteed by Asyst’s direct and indirect domestic subsidiaries. The credit facility is secured by a lien on all of the assets of Asyst and its subsidiaries in which security interests can be granted.
     The credit agreement contains financial and other covenants, including, but not limited to, limitations on liens, mergers, sales of assets, capital expenditures, and indebtedness as well as the maintenance of a maximum total leverage ratio, maximum senior leverage ratio, and minimum fixed charge coverage ratio, as defined in the agreement. Additionally, although Asyst has not paid any cash dividends on its common stock in the past and does not anticipate paying any such cash dividends in the foreseeable future, the facility restricts its ability to pay such dividends (subject to certain exceptions, including the dividend payments to Shinko provided under the Share Purchase Agreement described in Item 1.01). Nonpayment of amounts due, a violation of these covenants or the occurrence of other events of default set forth in the credit agreement could result in a default permitting the termination of the lenders’ commitments under the credit agreement and/or the acceleration of any loan amounts then outstanding.
     The credit facility will be used to finance AJI’s purchase of shares in ASI from Shinko described in Item 1.01 above and for general corporate purposes including working capital.
     Also, in connection with the new credit facility, we have terminated the Amended and Restated Loan and Security Agreement dated as of May 15, 2004, between Asyst and Comerica Bank. There were no amounts outstanding under this $25.0 million revolving line of credit with Comerica Bank that otherwise was scheduled to expire on July 30, 2007.
Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     (b) On June 22, 2006, Asyst notified the NASDAQ National Market that Asyst would not file its Form 10-K for the year ended March 31, 2006, within the 15 calendar day extension period contemplated by its Form 12b-25 filed with the SEC on June 14, 2006. Therefore, we currently anticipate that Asyst will not be in compliance as of June 29, 2006, with the NASDAQ listing standard that requires timely filing of periodic reports with the SEC. As a result, Asyst expects to receive a notification from NASDAQ that it is not in compliance with the requirements for continued listing and that its common shares may become subject to de-listing procedures, in which case Asyst intends to make a timely request for a hearing before a NASDAQ Listings Qualifications Panel to address the filing delinquency. In addition, Asyst anticipates that NASDAQ will add a fifth character, “E,” to our trading symbol “ASYT” to denote the delayed filing. The filing of our Form 10-K is delayed pending completion of an inquiry into the company’s past stock option grants and practices, as previously announced in our press release dated June 13, 2006. The inquiry is being conducted by a special committee of independent directors appointed by the company’s board of directors. The special committee is making every effort to complete its inquiry as soon as practicable.
Item 7.01. Regulation FD Disclosure.
     On June 22, 2006, we issued a press release announcing the share purchase and financing agreements described in this report and providing additional related information and an announcement that the filing of our Form 10-K would be further delayed. In conjunction with that press release, we also conducted a conference call on June 22, 2006, to discuss the share purchase transaction. A copy of that press release is furnished with this report as Exhibit 99.1. An audio replay of the conference call is accessible on our website until July 22, 2006.
     As previously announced in our press release dated June 13, 2006, we received a letter dated June 7, 2006, from the SEC requesting that Asyst voluntarily produce documents relating to stock options granted from January 1, 1997 to the present. The SEC’s letter states that it should not be construed as an indication by the SEC or its staff that any violations of law have occurred, or as an adverse reflection upon any person, entity or security. The company is cooperating in the SEC’s inquiry. On June 26, 2006, we received a grand jury subpoena of the same date from the United States District Court for the Northern District of California, requesting the production of documents relating to the company’s past stock option grants and practices for the period from 1995 to the present. Asyst intends to cooperate fully with the U.S. Attorney’s office is responding to this subpoena.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits:
99.1	Press release titled “Asyst Technologies to Purchase Additional 44.1% of Asyst Shinko; Establishes $115 Million Senior Secured Credit Facility”

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ASYST TECHNOLOGIES, INC.
Date: June 28, 2006	By:	/s/ Steve Debenham
Steve Debenham
Vice President, General Counsel, and Secretary

EXHIBIT INDEX
99.1	Press release titled “Asyst Technologies to Purchase Additional 44.1% of Asyst Shinko; Establishes $115 Million Senior Secured Credit Facility”